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Abaxis Cash Dividend

On May 16, 2018, Abaxis, Inc. (“Abaxis”) and Zoetis Inc. (the “Company”) announced that Abaxis would pay as previously declared the cash dividend of $0.18 per share of common stock of Abaxis, to be paid on June 15, 2018, to all shareholders of record as of the close of business on June 1, 2018.

Call Transcript

In addition, on May 16, 2018, the Company and Abaxis held a joint call for investors during which representatives of the Company and Abaxis discussed, among other things, the Agreement and Plan of Merger by and between the Company, Zeus Merger Sub, Inc. and Abaxis, dated as of May 15, 2018. The following is a copy of the call transcript:

PARTICIPANTS
Corporate Participants
John O’Connor - Senior Vice President - Finance, IR, Treasury, Zoetis
Juan Ramón Alaix - Chief Executive Officer & Director, Zoetis
Clinton H. Severson - Chairman & Chief Executive Officer, Abaxis
Glenn David - Chief Financial Officer & Executive Vice President, Zoetis
Other Participants
Kevin Ellich - Analyst, Craig-Hallum Capital Group LLC
Louise Chen - Analyst, Cantor Fitzgerald Securities
Jonathan David Block - Analyst, Stifel, Nicolaus & Co., Inc.
Erin Wilson Wright - Analyst, Credit Suisse
Alex Arfaei - Analyst, BMO Capital Markets (United States)
John C. Kreger - Analyst, William Blair & Co. LLC
Esther Rajavelu - Analyst, Deutsche Bank Securities, Inc.
Mark Anthony Massaro - Analyst, Canaccord Genuity, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the Zoetis and Abaxis Investor Call. Hosting the call today is John O’Connor, Senior Vice President of Finance, IR and Treasury for Zoetis. The presentation materials are currently posted on the Investor Relations section of zoetis.com. The presentation slides to be managed by you, the viewer, and will not be forwarded automatically. In addition, a replay of this call will be available on the Investor Relations section of zoetis.com by May 17, 2018.

At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation. [Operator Instructions]

It’s now my pleasure to turn the floor over to John O’Connor. John, you may begin.

John O’Connor, Senior Vice President - Finance, IR, Treasury, Zoetis
Good morning, everyone. Thank you for joining us on such short notice to hear about the agreement we announced this morning for Zoetis to acquire Abaxis, a leading provider of diagnostic instruments for veterinary services. I’m joined today by Zoetis’ Chief Executive Officer, Juan Ramón Alaix; and Chief Financial Officer, Glenn David as well as Clint Severson, Chairman and Chief Executive Officer of Abaxis.

As a reminder, during today’s call, we may be making forward-looking statements regarding our financial outlook in addition to possible regulatory, product development and commercial operations as planned. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated in any forward-looking statements. For a list and description of certain factors that could cause results to differ, I refer you to the forward-looking statements in today’s press release and the Zoetis and Abaxis SEC filings including 10-Q and 10-K reports.

Our remarks today may also include references to certain financial measures which were not prepared in accordance with generally accepted accounting principles or U.S. GAAP. Reconciliations of the non-GAAP measures we might reference can be found in our SEC filings and in the investor presentations located on our website at zoetis.com.

Our communications are not an offer or the solicitation of an offer to purchase any securities of Abaxis. In addition, in connection with the transaction to be discussed today, Abaxis will file with the SEC a proxy statement as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC.

I would now like to turn the call over to Juan Ramón Alaix.

Juan Ramón Alaix, Chief Executive Officer & Director, Zoetis
Thank you, John, and good morning, everyone. This morning, I’m pleased to say we announced a definitive merger agreement to acquire Abaxis, a leader in point-of-care diagnostic instruments for a purchase price of $83 per share in cash or approximately $2 billion in aggregate. This transaction enhances Zoetis’ presence in veterinary diagnostics, affirms our commitment to diagnostics as a growth platform, and enable us to better serve our customers with comprehensive solutions for animal health.

For some time now, we have viewed diagnostic segment of animal health as an attractive area for investment and a key element of our strategy for our growth. Diagnostic testing in the veterinary hospitals and clinics is increasing fueled in part by increasing the rates of pet ownership and medicalization and continuous innovation in this technology. The veterinary diagnostics category is faster growing with approximately 10% compound annual growth over the last three years, a rate faster than the overall animal health industry, which has a compound annual growth rate of 5% to 6%.

Since we entered the veterinary diagnostic category eight years ago, we have gained insights into the ways diagnostic testing can bring value to veterinarians, their patients and their businesses. We knew the time was right for Zoetis to expand its presence in diagnostics and we knew Abaxis was the right fit for our company. Abaxis is known for its VetScan portfolio of benchtop and handheld diagnostic instruments for veterinary practices, an area of diagnostics where Zoetis has not competed to-date.

The rationale for this transaction is compelling for several reasons. First, the Abaxis’ team brings to our company a proven portfolio of world-class expertise in diagnostic instruments, design and engineering.

Second, Abaxis has an established customer base, largely in North America that give us the capabilities and expertise to expand its portfolio worldwide. The value from this proposed transaction will in large measure come from leveraging our global scale and presence to bring Abaxis’ instruments to more veterinary customers around the world.

We market our products in more than 100 countries and have direct sales operations in approximately 45 countries. Our customer relationships worldwide will help to accelerate revenue growth in the U.S. and especially in international markets. Together, we can bring more veterinarian customers in more markets a broader range of diagnostic products that fit into our comprehensive solutions.

The near-term opportunity is in the companion animal space, where Abaxis competes today. In the future, we see an opportunity to develop point-of-care instruments for livestock production, where Zoetis has expansive relationships and where today there is very little presence of diagnostic companies.

For some time, we have seen a tremendous advantage from offering our customer solutions that span from genetic test to predict disease, vaccines in some cases delivered with biodevices to help prevent it, data analytics and diagnostics instruments to help inject it, and a range of medicines to treat it. This transaction will significantly enhance our ability in the diagnostic part of these comprehensive solutions.

In working closely with our customer, we see a significant opportunity to increase the utilization rates of diagnostic tests and to grow the recurring revenue stream that comes from sales of consumable discs, kits and cartridges that are used with these instruments. Our existing field force together with diagnostic specialists will support this objective.

In summary, the merger agreement confirms our strategy to deploy capital in complementary, high-growth segments of the animal health industry. It further diversify our portfolio and makes it possible to serve our customer worldwide with more comprehensive solutions that address the most pressing challenges. And it demonstrate that the way Zoetis is creating value for our shareholders by finding the right acquisitions and partnerships to strengthen our business for the long-term.

Now, let me turn the call over to Clint Severson who has built a great diagnostic company with employees of Abaxis. Clint, would you like to share the Abaxis’ perspective on the agreement?

Clinton H. Severson, Chairman & Chief Executive Officer, Abaxis
Thank you, Juan Ramón, and welcome to Abaxis. Well, it’s been a long journey in building our success here at Abaxis and we’re excited about the prospect of becoming part of Zoetis at this point in our evolution.

In fiscal 2018, which ended March 31 of this year, we reported 8% revenue growth, in line with the rapid growth rate of veterinary point-of-care diagnostics. We’ve been investing in our operations outside the U.S. and we’ve seen positive results from our investment in research and development, marketing, and expansion of our field force.

We have introduced a stream of six new products in the past year such as our VetScan SA Sediment Analyzer and the VetScan FLEX4 Rapid Test. The results attested the success of our growth strategy and demonstrate the increasing use and importance of point-of-care diagnostics in veterinary clinics and hospitals.

We saw continued revenue growth of 7% in our North American operations, which accounted for 80% of our revenues in fiscal 2018. Our investments to expand our international operations showed momentum with 10% growth over fiscal 2017. By becoming part of Zoetis and leveraging their global scale and resources and expertise, we see opportunity to accelerate that pace.

Ours is a story of increasing financial strength and resilience. As we look to the future, we see the forces of genetics, digital innovation, rapidly shaping veterinary medical practices ushering in an era of personalized medicine for pets. We see that veterinarians are already seeking more comprehensive group of solutions to help them not only detect and treat disease, but also solutions to predict it and prevent it in order to produce better outcomes.

Knowing that, we believe that we can realize our objective for revenue growth and increasing profitability by joining a company capable of providing veterinary customers with comprehensive solutions based on the industry’s most diverse portfolio and that company is Zoetis.

I see four key advantages to this combination. First, we’ll join our commercial organization whose leaders bring decades of diagnostic experience. Second, we’ll gain access to Zoetis’ field force in some 45 countries and the veterinary customers they serve. This should expand our search sooner and faster than we could as an independent business. Third, we’ll join our R&D organizations together to bring complementary expertise. And fourth, we will enhance our capacity and capabilities in high-quality manufacturing.

Taken together, we expect to enhance our capabilities to commercialize tests best-in-class for diagnostic instruments, consumables and today’s new generation of diagnostics for animal health. This acquisition serves the ultimate recognition of our record of success and opens a bold new chapter for our company as a global leader in point-of-care diagnostics.

I want to thank the highly skilled dedicated employees of Abaxis that have helped build our company over the course of nearly three decades. Their contributions have led us to this important milestone point in our company’s history and their contributions will be critical as we move forward as a part of Zoetis.

And now, I’d like to turn the call over to Zoetis’ CFO, Glenn David. Glenn?

Glenn David, Chief Financial Officer & Executive Vice President, Zoetis
Thank you, Juan Ramón and Clint, and good morning, everyone. As Juan Ramón said, we are very excited about the prospects of Zoetis and Abaxis combination. Both companies have strong and stable growth prospects, and the combination of the two will enhance the financial profile of our business.

Our purchase price of $83 per fully diluted share equates to an equity value of approximately $2 billion and an enterprise value of $1.8 billion and is supported by a few key fundamental drivers. In international markets, we have proven that we have broad access to customers and the ability to grow new products.

By adding Abaxis to our business, we can use our direct presence in over 45 countries and distributor relationships in approximately another 55 countries to accelerate the global expansion of the Abaxis’ diagnostics portfolio. In markets where Abaxis already has a presence today, the addition of our sales force infrastructure and strong customer relationships will bring greater promotional scale and enhance our ability to place new instruments and drive additional consumable utilization. In line with our current business model, we intend to continue the investments we are making in diagnostic R&D, both in Zoetis and Abaxis programs to drive new product innovations and lifecycle enhancements.

We remain excited about our instrument pipeline opportunities. And by launching new products into a significant installed base of instruments, we expect to see more rapid uptake of future products with this acquisition.

From a cost perspective, we expect to achieve greater efficiencies from a combined diagnostics, vaccines and pharmaceutical sales force following this transaction. In recent years, we have been building our commercial diagnostics infrastructure in both the U.S. and international markets. The addition of Abaxis to the organization we have built to-date gives us immediate commercial scale in diagnostics and positions us to achieve the expected efficiencies from an integrated sales organization.

Finally, similar to other transactions, we expect to achieve customary public company deal synergies. We expect the transaction to close before the end of 2018. Based on this timing, we anticipate the transaction will have an impact on 2018 reported earnings related to customary closing activities. However, on an adjusted basis, we do not expect a material impact.

We will provide additional updates as the transaction progresses towards closing. We expect this transaction to be accretive to adjusted EPS in 2019, the first full year of the combination. We will continue executing on the existing priorities we have discussed and this transaction will not affect our ability to achieve the 200 basis points of gross margin improvement by 2020 that we have outlined in the past.

With respect to the longer term financial profiles of our diagnostics business following this acquisition, based on the structural growth drivers of the companion animal diagnostics industry, the proven and accepted technology of Abaxis and the strength of our combined commercial organizations, we expect to grow our future diagnostics business at a revenue CAGR of greater than 10% over the next five years.

Our intention is to fund the consideration with a combination of cash on hand and additional debt to be raised at a later date. Given our strong revenue and earnings growth in recent years, our current cash position and the financial guidance we’ve outlined for 2018, we expect to end the year within our steady state leverage ratio of 2.5 to 3 times gross debt to adjusted EBITDA.

Under this construct, we expect to end the year having closed the transaction while retaining significant financial flexibility to fund our capital allocation priorities, which remain unchanged, reinvesting in the business through internal investments, pursuing value-add business development opportunities such as this transaction, and returning any excess capital to shareholders.

With that, I’ll turn things over to the operator for your questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Thank you. We’ll take our first question from Kevin Ellich with Craig-Hallum. Please go ahead.

Your line is open.

<Q - Kevin Ellich - Craig-Hallum Capital Group LLC>: Good morning. Thanks for taking the questions. Congratulations to you all and Clint and Ross over at Abaxis. Clearly, it seems like there’s a big focus on the international opportunity. In the past week, you state Abaxis as a new platform for growth. Juan Ramón, wondering if you could talk about how you plan to accelerate sales in over 100 countries and how additive this will be and which geographies actually present the greatest opportunity for you?

<A - Juan Ramón Alaix - Zoetis>: Well, we have direct presence - thank you, Kevin, for the question, but we have direct presence in 45 markets. These 45 markets represent the majority of our revenues. And we have significant field force in these markets. So, in total, companion animal will be more than 500 field representatives. They already have the interaction with veterinarians in clinics for companion animal and we expect that - well, this team will be generating the first leads for identifying customers that will be interested in the portfolio of Abaxis and we need also to complement this field force with a specialist in the diagnostics that will be in charge of the final sale and also the installation of the equipment.

At the same time, our executive field force will help the use of these equipment in the clinics and we expect that also the consumables will benefit for our direct interaction with the customers. So, we see significant opportunity. There are significant less competition in international markets compared to the U.S. markets or the U.S. market. And we have already the presence, we have the relationships and now we also are part of the portfolio that will be combined with our large portfolio of vaccines and pharmaceuticals. Next question, please.

Operator: And our next question is from Louise Chen with Cantor Fitzgerald. Please go ahead. Your line is open.

<Q - Louise Chen - Cantor Fitzgerald Securities>: Hi. Thanks for taking my question and congratulations on the deal. So, my question basically is with Abaxis, what is your updated strategic vision for Zoetis going forward and how do you rank this with other opportunities such as aquaculture, livestock, companion animal among others that you’ve acquired? Thank you.

<A - Juan Ramón Alaix - Zoetis>: Well, I think the acquisition of Abaxis is just confirmation of our strategic plan. So, we have communicated that we want really to expand our offer to customers, and we already started with this process of adding a genetic test for a prediction, diagnostics or detection of diseases. We already have a significant portfolio in vaccines for prevention, and we also have a lot of products for treatment.

Additionally, we also communicated that data analytics and digital will be part of our offer to our customers and adding diagnostic to our portfolio will help us to increase the data and information from patients that will be provided to veterinarians.

So, this is definitely in line with our strategy and we are not changing the effort or the focus on other areas like livestock in where we see a significant opportunity in diagnostic, which is an area that most of the current diagnostic companies have very little presence, and we have a significant field force serving customers in livestock.

And in terms - you ask also about aquaculture, this is not changing our culture. Aquaculture, it’s today an area in where we provide vaccines, but at the same time then vaccines, we are also incorporating devices for vaccinating fish. And we think that the expertise also of Abaxis in all these area of equipment also can help us to support other parts of the business.

<A - Glenn David - Zoetis>: And, Louise, just to add, we’ll still have the financial flexibility to execute on our other strategic priorities, even after completing this deal.

<A - Juan Ramón Alaix - Zoetis>: Next question, please.

Operator: We’ll take our next question from Jon Block with Stifel. Please go ahead. Your line is open.

<Q - Jon Block - Stifel, Nicolaus & Co., Inc.>: Thanks, guys. Good morning, and congrats on the deal. A couple of quick ones, Glenn, just any more color that you may be able to provide on the magnitude of EPS accretion in 2019. And then Juan Ramón and/or Glenn, any more that you can provide on sales and marketing synergies or the bundling capabilities of the combined company. I guess, what I’m trying to get at is will you have one sales rep selling both therapeutics and diagnostics, or will you keep that separate and then any bundling thoughts as well. Thanks for your time, guys?

<A - Glenn David - Zoetis>: Jon, in terms of the EPS accretion in 2019, obviously as we get into more details on this, we’ll provide a little more, but it’ll be mildly accretive in 2019, but as we continue to execute on the strategic priorities for this deal and the incremental revenue that we expect to achieve as well as the public company synergies, it’ll accrete over time, but we do expect it to be accretive in 2019.

<A - Juan Ramón Alaix - Zoetis>: And I will answer the question about the sales organization and will also ask Clint to provide his views and opinion on how the two companies together can maximize their access and their service to our customers. So, we see that both field forces as very complementary. One field force has been selling pharmaceuticals, vaccines, parasiticide to the veterinarians. They have access to many clinics around the world. And I see the field force of Abaxis complementing the expertise in diagnostics and together combining a stronger offer to our customers. And we have, as I said, the access that can help identification of opportunities and also the increase on the consumption of consumables, while the other thing can really generate the final sales of equipment and ensuring that the proper installation and use of this equipment. Clint, do you want to spend or do you want to make some additional comments?

<A - Clint Severson - Abaxis>: Yeah. So, the big upside on this deal is the market coverage. The market coverage is a key success factor in this business, not only in the U.S. but outside the U.S. And so, having the tremendous market coverage on Zoetis, to help us maintain the business, maintain the business, make sure that every customer knows the range of consumables that we have to offer and allows the leads to come into our capital equipment people, it’s fantastic.

I mean, the difference between the market coverage we have today and the market coverage we’re going to have when this deal closes is overwhelming. We’re going to be by far the biggest field force out there, okay? Then outside the U.S., it’s even more fantastic, because you can imagine a company like Abaxis has to go into each country and open up subsidiary and hire people and tee up all the accounting and the regulatory and all that, it’s all there right now. So, we just slip right in and just add everything to it. So, it saves money, it saves time and of course, it’s much more efficient. So, that’s the real upside in this deal is the market coverage.

<A - Juan Ramón Alaix - Zoetis>: Thank you, Clint. And next question, please.

Operator: And we’ll go next to Erin Wright with Credit Suisse. Please go ahead. Your line is open.

<Q - Erin Wright - Credit Suisse>: Great. Thanks. I have a couple of parts to this question. So bear with me, but I guess how did you sort of weigh your options to invest sort of internally in diagnostics compared to its more inorganic approach?

And on the second part of this is, it clearly fills a hole in your diagnostics portfolio from a core chemistry analyzer standpoint, but how should we think about some of the opportunities with your SMB asset and do you still have a viable pipeline there and specifically in the companion animal diagnostic space and could Abaxis add that upgradeable installed base for you?

And then lastly, thoughts on acquiring a U.S. or international reference lab operation, if you had any thoughts there. Thanks.

<A - Juan Ramón Alaix - Zoetis>: Thank you, Erin. And so let me describe the approach to diagnostic that it is not different than the approach to the rest of our portfolio. In R&D, we are combining strong capabilities - internal capabilities to develop new products with also external collaboration and the same will be applicable to diagnostics. So diagnostics, we have now Abaxis that has demonstrated that it’s able to bring innovation into the market internally but also externally with some distribution agreements.

And we will be adding also our SMB colleagues that are also focused on internal efforts to bring new products into the market in the diagnostic space. So, we are convinced that both the combination of internal efforts and external collaborations would be something that will create even a stronger portfolio in the future.

SMB, it’s part of company, we’ll continue working together with our SMB pipeline. But now, we’ll also have the support of or in the future when this transaction is closed, we’ll have the support of Abaxis that will incorporate their expertise in our existing programs.

And you also ask about reference labs and maybe I will ask Clint to provide what is your opinion about the need or no need to combine reference labs with point-of-care equipment or rapid test?

<A - Clint Severson - Abaxis>: Yeah. So, we have a deal with Antech labs and we work together on joint proposals where reference lab participation is an issue for the account. And Abaxis, we built our business based on having better stuff. We’ve got better stuff than the other guy has. And the other guy has, of course, a big reference lab business.

And so, the way we compete there is, we team up with Antech and we do joint deals and we’ll continue to do that. And I think that for those accounts that want choice in point-of-care versus lab, in other words they don’t want to necessarily bundle them together, they want an option to use the lab that best suits their needs, this is a much better approach. And so, rather than locking somebody in to you got to do this, you got to do that, we give our customers freedom to choose the best option for them.

<A - Juan Ramón Alaix - Zoetis>: Thank you, Clint. And that’s really what we see now with the combination of different companies that we have a significant offer to our customers, and I understand that maybe if you are playing only in diagnostic, the way to achieve the critical mass that is needed to reach customers, you need to incorporate all the different segments of diagnostics. In our case, we can achieve this critical mass already with our core business and incorporating diagnostic tools will be a significant value to our customers in this space.

So, we are very confident that merging Abaxis with Zoetis will provide the customers what they need. Additionally, we think that the point-of-care diagnostic is the area that we expect in the future to be the fast growing, and these will be the areas that will be our focus. Next question, please.

Operator: We’ll go next to Alex Arfaei with BMO Capital Markets. Please go ahead.

<Q - Alex Arfaei - BMO Capital Markets (United States)>: Okay. Good morning, folks. Thank you very much for taking the questions and congratulations on the deal. Glenn, first, I missed this, so what is the size of your current diagnostics business and where is it primarily coming from?

And my follow-up question, one of the trends that I think Clint mentioned, was the generic headwind in the companion animal segment. Could you please elaborate a little bit more on the impact of this and I think I appreciate how you said this deal could help you address it, but any additional commentary on how we should think about that headwind and how this deal addresses it will be appreciated. Thank you.

<A - Glenn David - Zoetis>: Alex, in terms of the current size of the Zoetis’ diagnostic business, it’s just a little less than 1% of our overall sales, so it’s not something we disclose because we don’t disclose things that are less than 1% but it’s just below 1% of our sales and the majority of it is within the U.S.

<A - Juan Ramón Alaix - Zoetis>: Thank you, Glenn. You asked also about the generic impact in animal health and we have been probably sharing with you and with some other people that generic in our business is part of what we need to deal with, but the impact in our industry is about 30% to 40%, but in four years to five years. So, we don’t see the rapid erosion of revenues that human health is experiencing.

The diagnostic tool or equipment will help us to manage generic competition. What I see this combination is that, it will help us to be more relevant in the clinics with veterinarians. We’ll be offering to veterinarians what they need in terms of prevention, treatment, detection and being relevant also will help us to justify better our portfolio. How much this will be affecting our generic, all the problems that are affected by generic, I think definitely this acquisition is not about defending our generic or the portfolio affected by generic competition. This is about generating higher value, higher growth in the diagnostics and higher growth also in the rest of the portfolio because as I said will be more relevant to our customers. Next question, please.

Operator: We’ll go next to John Kreger with William Blair. Please go ahead. Your line is open

<Q - John Kreger - William Blair & Co. LLC>: Hi, thanks very much. Clint, can you talk a little bit about your manufacturing footprint? If this deal is very successful as I’m sure you think it will be in terms of expanding the sales momentum of the diagnostics business, do you have capacity to meet the increased demand? Thanks.

<A - Clint Severson - Abaxis>: Yeah. We actually have - our factory is probably operating at around 30% of their capacity, so we have lots of capacity here at Abaxis. We have highly automated manufacturing here and we have enough space to like I say do two or three times more than what we’re doing right now. So, not an issue.

<A - Juan Ramón Alaix - Zoetis>: Next question, please.

Operator: We’ll go next to Esther Rajavelu with Deutsche Bank. Please go ahead. Your line is open.

<Q - Esther Rajavelu - Deutsche Bank Securities, Inc.>: Thank you for taking my question. I had a quick question on what you’re seeing in vet offices with regards to - how the use of diagnostics or if the use of diagnostics are influencing pet medication and what particular product types you’re seeing there, whether it’s vaccines or anti-infectives or what have you?

<A - Juan Ramón Alaix - Zoetis>: Well, I think it’s - everything is affected by diagnostics. So, in animal health, it’s different than in human health. Well, the characteristics of the patients in animal health is that they don’t speak and in human health, you can talk and then maybe you can define which treatment that will be the best for the patient. In our industry, almost every animal getting into the clinics, they need to have a diagnostic test to know exactly what should be the right prevention and also the right treatment. So, definitely, it’s an area that is covering every aspect of - to help animals. Clint, in your expertise in diagnostics.

<A - Clint Severson - Abaxis>: Yeah, everything starts with the diagnosis, everything. I mean, when a patient is presented in front of the doctor, the first job is to diagnose what’s going on. And of course, the tools that are being developed, okay, to do a better job specifically diagnosing problems of course are getting better all the time. And - yeah, and so, yeah, that’s the magic.

<A - Juan Ramón Alaix - Zoetis>: And even in vaccination, we have the experience of launching a new vaccine in Europe and we launched these vaccines together with a rapid test. The adoption and interaction that this vaccine was by far the best in terms of launching a new vaccine to the market.

So, these are good example of combining diagnostics with preventional treatment, it’s a great opportunity. And we see also the opportunity of even a stronger collaboration with our R&D colleagues not with diagnostics and also the rest of our business developing the products that will be supported with diagnostic tools. Next question.

Operator: We’ll go next to Mark Massaro with Canaccord. Please go ahead.

<Q - Mark Massaro - Canaccord Genuity, Inc.>: Hey, thank you for the question and congratulations on the deal. Juan Ramón, I wanted to ask you about 20% of Abaxis’ revenue is sale of the Piccolo into the human medical market and that is distributed by Abbott. Can you speak to the plans of retaining Abbott as a distributor for that product line?

<A - Juan Ramón Alaix - Zoetis>: Well, definitely the strategic part of the diagnostics for Abaxis is not strategic, but it helps to produce the equipment at the right cost. We don’t think that this part of human health business in Abaxis will create too much distraction as the distribution agreement with Abbott is managed by very small group of people at Abaxis and I think it’s an area that we’ll always discuss and we discuss many other areas of the company, but at this point we don’t have plans for this part of the business. It will be something that we’ll have the opportunity to discuss with Abaxis’ colleagues and we’ll decide what we think will be the best for the future of Zoetis. Next question.

Operator: And we’ll go next to Kevin Ellich with Craig-Hallum. Please go ahead.

<Q - Kevin Ellich - Craig-Hallum Capital Group LLC>: I had two quick follow-ups, Juan Ramón. Just wondering plans for additional development for livestock diagnostic products, that’s something you’ve always talked about as well as on top of the companion animal which Abaxis brings to the table. And then, for the rapid test, I think there might be just a minor overlap, any thoughts on the overlap between rapid tests that you have and what Abaxis has. Thanks.

<A - Juan Ramón Alaix - Zoetis>: Well, I mentioned that we see livestock as a great opportunity, but not as a short-term opportunity. Now that we are incorporating significant R&D expertise in companion animal, this will also help us to reallocate some of the existing R&D efforts on today’s Zoetis into more opportunities in livestock. And that will be our plan to make sure that we are developing point-of-care diagnostic tools at the farm level that will help farmers or veterinarians to identify diseases and also to identify the right vaccination or treatment to protect the animals.

We also see opportunities on the identification of infections in livestock, which is a significant need and today the way that identifying these infections is taking a sample, sending the sample to a reference lab, waiting for 44, 48 hours or even longer and then apply the treatment into their herds. We see a big opportunity for point-of-care diagnostics at the farm level.

You also ask about potential anti-trust because of the point-of-care rapid test, something that we’ll start discussion with the FTC and other regulators and we expect that we’ll have an agreement that will support fully our future growth in this space. Next question.

Operator: And we’ll go next to Erin Wright with Credit Suisse. Please go ahead. Your line is open.

<Q - Erin Wright - Credit Suisse>: Great. Thanks. I was curious how you anticipate leveraging this distribution and your third-party distributor relationships here. There’s obviously varying models and concepts out there and how you weigh that with leveraging your direct sales force as well? Thanks.

<A - Juan Ramón Alaix - Zoetis>: Well, no different than how we leverage distribution for the rest of our business. So, we have a good partnership with distributors. They are complementing our efforts into the market. In some cases, they are also helping us to increase our share of voice and it will be also the same effort on diagnostics and no different than the rest of our core business. Next question, please.

Operator: And it appears we have no further questions. I’ll return the floor to Juan Ramón for any closing remarks.

Juan Ramón Alaix, Chief Executive Officer & Director, Zoetis
Well, thank you very much for joining today in this very short notice. We are very excited about the opportunity of integrating Abaxis into Zoetis. We know that now we have signed but it will take some more to close this deal because of all the regulatory discussions that we needed to have. But definitely together, I’m convinced that we’ll be a significant player in diagnostics, but also will strengthen our position in our core business of animal health.

So, thank you very much. I will keep you informed on future development on the final close of this transaction.

Operator: And this will conclude today’s program. Thanks for your participation. You may now disconnect. Have a great day.

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Cautionary Statement Regarding Forward-Looking Information

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Zoetis Inc. (“Zoetis”) and Abaxis (“Abaxis”) caution readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Zoetis and Abaxis; the outcome of any legal proceedings that may be instituted against Zoetis or Abaxis; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or Abaxis shareholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Zoetis and Abaxis do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the acquisition and integration of Abaxis successfully; and other factors that may affect future results of Zoetis and Abaxis. Additional factors that could cause results to differ materially from those described above can be found in Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and in other documents Zoetis files with the SEC, and in Abaxis’ Annual Report on Form 10-K for the year ended March 31, 2017 and, Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, which are on file with the SEC, and in other documents Abaxis files with the SEC.

Important Additional Information

In connection with the proposed transaction between Zoetis and Abaxis, Abaxis expects to file with the SEC a proxy statement of Abaxis, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the proxy statement or for any other document that Abaxis may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Abaxis’ shareholders for their consideration. Before making any voting decision, shareholders of Abaxis are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

Shareholders of Abaxis will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Zoetis and Abaxis, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587, Attention: Corporate Secretary; telephone: (510) 675-6500, or from Abaxis’ website, www.abaxis.com.

Participants in the Solicitation

Abaxis, Zoetis and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Abaxis’ directors and executive officers is available in Abaxis’ definitive proxy statement, which was filed with the SEC on September 19, 2017, and certain of its Current Reports on Form 8-K. Information regarding Zoetis’ directors is available in Zoetis’ definitive proxy statement, which was filed with the SEC on April 2, 2018, and information regarding Zoetis’ executive officers is available in Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 15, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.